APT Paper Group Limited

Consolidated Financial Statements

For each of two years

ended December 31, 2009

(Stated in US dollars)

APT Paper Group Limited

Consolidated Financial Statements

Index to Consolidated Financial Statements

Pages

Report of Independent Registered Public Accounting Firm	1

Consolidated Statements of Operations and Comprehensive Loss	2

Consolidated Balance Sheets	3 - 4

Consolidated Statements of Cash Flows	5 - 6

Consolidated Statements of Stockholders’ Equity	7

Notes to Consolidated Financial Statements	8 - 36

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

APT Paper Group Limited

We have audited the accompanying consolidated balance sheets of APT Paper Group Limited (the “Company”) and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 26 to the consolidated financial statement, the Company has suffered net current liabilities and is dependent of financing to continue operations. These issues raise doubt about the Company’s ability to continue as going concern. Management’s plans in regard to these matters are also described in Note 26. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PKF

Certified Public Accountants

Hong Kong

June 10, 2010

APT Paper Group Limited

Consolidated Statements of Operations and Comprehensive Loss

(Stated in US dollars)

	Year ended December 31,
	2009	2008

Sales revenue	$10,902,877	$15,534,792
Cost of sales	9,711,284	13,203,006

Gross profit	1,191,593	2,331,786

Operating expenses
Administrative expenses	2,234,268	2,911,094
Selling expenses	1,181,213	1,596,094
Other operating expenses	7,474	39,934

	3,422,955	4,547,122

Loss from operations	(2,231,362)	(2,215,336)
Interest income	262	9,874
Other income - Note 4	76,241	364,834
Finance costs - Note 5	(621,480)	(430,880)

Loss before income taxes	(2,776,339)	(2,271,508)
Income taxes - Note 6	59,952	39,631

Net loss	$(2,716,387)	$(2,231,877)

Other comprehensive (loss)/income
Foreign currency translation adjustments	$(14,956)	$969,116

Total comprehensive loss for the year	$(2,731,343)	$(1,262,761)

Loss per share : Basic and diluted - Note 7	$(0.02)	$(0.02)

Weighted average number of shares outstanding :
Basic and diluted - Note 7	133,940,030	133,940,030

See the accompanying notes to consolidated financial statements

APT Paper Group Limited

Consolidated Balance Sheets

(Stated in US dollars)

	As of December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$425,098	$729,743
Pledged deposits - Note 8	3,039	39,674
Trade and bills receivables, net - Note 9	3,307,956	3,789,176
Other receivables, prepayments and deposits - Note 10	246,181	332,359
Deferred tax assets - Note 6	62,414	59,681
Inventories - Note 11	1,536,537	1,445,223

Total current assets	5,581,225	6,395,856
Property, plant and equipment, net - Note 13	8,392,638	9,236,837
Intangible assets - Note 14	15,229	13,326
Land use right - Note 15	1,166,197	1,190,117

TOTAL ASSETS	$15,155,289	$16,836,136

APT Paper Group Limited

Consolidated Balance Sheets (cont’d)

(Stated in US dollars)

	As of December 31,
	2009	2008

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables - Note 16	$2,361,245	$1,892,210
Other payables and accrued expenses - Note 17	1,674,242	2,817,189
Bank borrowings - Note 18	3,463,245	1,636,830
Unsecured interest-bearing loans - Note 19	246,001	36,220
Financial obligations, sales-leaseback - current - Note 20	225,681	219,489
Other loans from financial institutions - current - Note 21	779,187	737,419
Amounts due to related parties - Note 12	327,931	44,856
Income tax payable	-	3,346

Total current liabilities	9,077,532	7,387,559
Deferred tax liability - Note 6	23,485	80,744
Unsecured interest-bearing loans - Note 19	-	283,131
Financial obligations, sales-leaseback - non-current - Note 20	30,405	256,086
Other loans from financial institutions – non-current - Note 21	-	73,406

TOTAL LIABILITIES	9,131,422	8,080,926

COMMITMENTS AND CONTINGENCIES - Note 25

STOCKHOLDERS’ EQUITY
Common stock : par value $0.2 per share
Authorized 200,000,000 shares; 133,940,030 shares issued and outstanding - Note 22	26,788,006	26,788,006
Additional paid-in capital	308,905	308,905
Statutory surplus reserve - Note 23	350	350
Accumulated other comprehensive income	273,812	288,768
Accumulated loss	(21,347,206)	(18,630,819)

TOTAL STOCKHOLDERS’ EQUITY	6,023,867	8,755,210

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,155,289	$16,836,136

See the accompanying notes to consolidated financial statements

APT Paper Group Limited

Consolidated Statements of Cash Flows

(Stated in US dollars)

	Year ended December 31,
	2009	2008

Cash flows from operating activities
Net loss	$(2,716,387)	$(2,231,877)
Adjustments to reconcile net loss to net cash used in operating activities :
Depreciation	1,027,310	774,454
Deferred tax	(59,952)	(46,199)
Waiver of amounts due to directors	-	(202,657)
Provision for doubtful accounts	219,900	98,151
Loss on disposal of property, plant and equipment	1,277	19,759
Amortization	26,100	7,502
Changes in operating assets and liabilities:
Trade and bills receivables	260,982	873,576
Other receivables, prepayments and deposits	114,853	(107,859)
Inventories	(91,252)	165,987
Trade payables	468,981	(599,008)
Other payables and accrued expenses	(901,007)	391,289
Income tax payable	(3,344)	(19,238)

Net cash flows used in operating activities	$(1,652,529)	$(876,120)

Cash flows from investing activities
Payments to acquire property, plant and equipment	(187,305)	(823,704)
Payments to acquire intangible assets	(4,100)	(3,464)
Proceeds from disposal of property, plant and equipment	2,346	13,339

Net cash flows used in investing activities	$(189,059)	$(813,829)

APT Paper Group Limited

Consolidated Statements of Cash Flows (cont’d)

(Stated in US dollars)

	Year ended December 31,
	2009	2008

Cash flows from financing activities
Decrease / (increase) in pledged deposit	$36,611	$(2,999)
Principal payments for financial obligations - sales-leaseback	(219,339)	(162,833)
New borrowing for other loans from financial institutions	705,781	1,204,825
Principal payments for other loans from financial institutions	(737,419)	(342,503)
Repayments of unsecured interest-bearing loan	(73,300)	(72,100)
Proceeds from bank borrowings	3,224,719	1,652,029
Repayment of bank borrowings	(1,400,030)	(573,120)

Net cash flows provided by financing activities	1,537,023	1,703,299

Effect of foreign currency translation on cash and cash equivalents	(80)	3,708

Net (decrease) / increase in cash and cash equivalents	(304,645)	17,058

Cash and cash equivalents - beginning of year	729,743	712,685

Cash and cash equivalents - end of year	$425,098	$729,743

Supplemental disclosures for cash flow information :
Cash paid for :
Interest	$588,821	$269,915
Income taxes	$3,344	$19,238

See the accompanying notes to consolidated financial statements

APT Paper Group Limited

Consolidated Statements of Stockholders’ Equity

(Stated in US dollars)

					Accumulated
	Common stock		Additional	Statutory	other
	Number		paid-in	surplus	comprehensive	Accumulated
	of shares	Amount	capital	reserve	income	loss	Total

Balance, January 1, 2008	133,940,031	$26,788,0066	$308,905	$350	$(680,348)	$(16,398,942)	$10,017,971
Net loss	-	-	-	-	-	(2,231,877)	(2,231,877)
Foreign currency translation	-	-	-	-	969,116	-	969,116

Balance, December 31, 2008	133,940,031	26,788,006	308,905	350	288,768	(18,630,819)	8,755,210
Net loss	-	-	-	-	-	(2,716,387)	(2,716,387)
Foreign currency translation	-	-	-	-	(14,956)	-	(14,956)

Balance, December 31, 2009	133,940,031	$26,788,006	$308,905	$350	$273,812	$(21,347,206)	$6,023,867

See the accompanying notes to consolidated financial statements

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

1.	General information

(a)	Corporate information

APT Paper Group Limited (the “Company”) was incorporated in the Cayman Islands on January 16, 2009 as a limited liability company with $40,000,000 authorized share capital divided into 200,000,000 common shares of $0.2 par value each. Since its incorporation, 133,940,030 common shares of $0.2 par value each of the Company amounting to $26,788,006 were issued and credited as fully paid to effect the reorganization, surrender and transfer of equity interest as detailed in Note 1(c). Following these transactions, the Company is 72.86% owned by Mr. Pai Chia-Hui (“Mr. Pai”), 9.9% owned by Mr. Wang Shang Jui (“Mr. Wang”) and Mrs. Wang and 17.24% owned by three third parties. The principal activity of the Company is investment holding.

Plan Star Development Ltd. (“Plan Star”) was incorporated in Hong Kong on March 19, 1992 as a limited liability company with authorized capital of HK$10,000 divided into 10,000 common shares of HK$1 par value each. Its issued and paid up capital was HK$13 divided into common shares of HK$1 par value each and wholly owned by Mr. and Mrs. Wang until the business combination as set out in Note 1(b). Although the shares were not transferred after the business combination as set out in Note 1(b), Plan Star was in substance 63.13% owned by Mr. and Mrs. Wan and 36.87% owned by Mr. Pai during the reporting period. Following the reorganization set out in Note (c), the Company holds the entire equity interest of Plan Star. The principal activity of Plan Star is investment holding.

APT Investments Ltd. (“APT Investments”) was incorporated in the British Virgin Islands (“BVI”) BVI on November 28, 2005 as a limited liability company with authorized share capital of $50,000, divided into 50,000 common shares of $1 par value each of which 1 share was issued at par. Mr. and Mrs. Wang have held the entire equity interest until the reorganization as set out in Note 1(c). Following the reorganization set out in Note (c), the Company holds the entire equity interest of APT Investments. The principal activity of APT Investments is investment holding.

APT Management Ltd. (“APT Management”) was incorporated in the BVI on November 28, 2005 as a limited liability company with authorized share capital of $50,000, divided into 50,000 common shares of $1 par value each of which 1 share was issued at par. Mr. and Mrs. Wang have held the entire equity interest until the reorganization as set out in Note 1(c). Following the reorganization, the Company holds the entire equity interest of APT Management. The principal activity of APT Management is investment holding.

Ivanhoe Holdings Ltd. (“Ivanhoe”) was incorporated in Hong Kong on June 5, 2002 as a limited liability company with authorized, issued and paid up capital of HK$1,000,000 divided into 1,000,000 common shares of HK$ 1 par value each. Mr. Pai has held the entire equity interest until the business combination as set out in Note 1(b). Although the shares were not transferred after the business combination as set out in Note 1(b), Ivanhoe was in substance 63.13% owned by Mr. and Mrs. Wan and 36.87% owned by Mr. Pai during the reporting period. Following the reorganization as set out in Note 1(c), the Company holds the entire equity of Ivanhoe. The principal activity of Ivanhoe is investment holding.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

1.	General information (cont’d)

(a)	Corporate information (cont’d)

Shenzhen Jinlong Paper Products Co., Ltd. (“Shenzhen Jinlong”) was established in the People’s Republic of China (“PRC”) on November 12, 1993 with registered and paid up capital of $700,000 (which are not divided into shares). Since its incorporation, Shenzhen Jinlong is a wholly owned subsidiary of Plan Star. The principal activity of Shenzhen Jinlong is the manufacture of honeycomb paper products in the PRC.

Honilong Honeycomb Paper Product (Shenzhen) Co., Ltd. (“Honilong”) was established in the PRC on July 27, 1999 with registered and paid up capital of $2,700,000 (which are not divided into shares). Since its incorporation, Shenzhen Jinlong is a wholly owned subsidiary of Plan Star. The principal activity of Honilong is the manufacture of honeycomb paper products in the PRC.

Shenzhen Jinli Honeycomb Paper Products Equipments Co., Ltd. (“Shenzhen Jinli”) was established the PRC on Novemeber 6, 2006 with registered and paid up capital of HK$1,000,000 (which are not divided into shares). Since its incorporation, Shenzhen Jinlong is a wholly owned subsidiary of APT Investments. The principal activity of Shenzhen Jinli is the manufacture of machines for internal use for producing honeycomb paper products in the PRC.

Suzhou Eastern Sunrise Co., Ltd (“Suzhou Eastern Sunrise“) was established in the PRC on September 4, 2006 with registered and paid up capital of $1,875,870 (which are not divided into shares). Since its incorporation, Shenzhen Jinlong is a wholly owned subsidiary of APT Mangement. The principal activity of Suzhou Eastern Sunrise is the manufacture of honeycomb paper products in the PRC.

Qingdao Eastern Sunrise Co., Ltd. (“Qingdao Eastern Sunrise”) was established in the PRC on August 1, 2002 with registered and paid up capital of $3,528,893 (which are not divided into shares). Since its incorporation, Shenzhen Jinlong is a wholly owned subsidiary of Ivanhoe. The principal activity of Qingdao Eastern Sunrise is the manufacture of honeycomb paper products in the PRC.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

1.	General information (cont’d)

(b)	Acquisition and basis of consolidation

On October 7, 2004, Mr. Pai entered an agreement (“Shareholders Agreement”) with Mr. and Mrs. Wang. Pursuant to this Shareholders Agreement, Plan Star would acquire from Mr. Pai 100% equity interest of Ivanhoe by issuing Plan Star’s new shares to Mr. Pai. As part of the acquisition, Mr. Pai would pay Renminbi (“RMB”) 12,000,000 to Mr. and Mr. Wang and inject RMB15,000,000 to Plan Star. The Shareholders Agreement contemplated that after the consummation of these transactions, the enlarged share capital of Plan Star should have been 63.13% owned by Mr. and Mrs. Wang and 36.87% by Mr. Pai after this acquisition. At the time of acquisition in 2004, Plan Star was identified as the accounting acquirer and Ivanhoe was the accounting acquiree for business combination purpose.

In spite of the Shareholders Agreement, the capital structure of Plan Star and Ivanhoe did not change until the reorganization as set out in Note 1(c), because both parties anticipated that a reorganization would take place to formalize the group structure. In other words, Mr. and Mrs. Wang were still the 100% nominal owner of Plan Star whilst Mr. Pai was still the 100% nominal owner of Ivanhoe until the reorganization. However, Plan Star and Ivanhoe were in substance 63.13% owned by Mr. and Mrs. Wan and 36.87% owned by Mr. Pai during the reporting period even though the legal form (i.e. the capital structure) did not change. Plan Star and Ivanhoe were considered under the common control of Mr. and Mrs. Wang. As Plan Star, Ivanhoe, APT Investments and APT Management are under the common control of Mr. and Mrs. Wang, during the reporting period, they were prepared on the combined basis as if a single entity/group since the beginning of the reporting periods.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

1.	General information (cont’d)

(c)	Reorganization

Also contemplated in the Shareholders Agreement was that Mr. and Mrs. Wang would keep on running Plan Star and Ivanhoe to ensure both of Plan Star and Ivanhoe could achieve an aggregate after tax profit of RMB20,000,000 for each of the three years in the period ended December 31, 2007. Should there be any profit shortfall each year, Mr. and Mrs. Wang shall pay Mr. Pai an amount, which equal to the percentage of the shortfall times the double of RMB12,000,000.

The target profit for all three years were not achieved. Instead of paying Mr. Pai cash, Mr. and Mrs. Wang compromised with Mr. Pai that Mr. and Mrs. Wang would surrender certain of their effective equity interest in Plan Star, Ivanhoe, APT Investments and APT Management to Mr. Pai such that Mr. Pai would hold the 72.86% effective equity interest in the whole group. At the same time, Mr. and Mrs. Wang has agreed to transferred 17.24% equity interest in the whole group to three third parties, resulting that the group would be 72.86% held by Mr. Pai, 9.9% held by Mr. and Mrs. Wang and the remaining 17.24% held by three third parties. The surrender and transfer of shares were accounted for as transactions among shareholders.

However, for simplicity and cost saving, the above surrender and transfer of equity interest were not executed at the individual entity level. In order to formalize the group structure and to effect the above surrender and transfer of shares, APT Paper Group Limited has been formed. APT Paper Group Limited issued 72.86% of its shares to Mr. Pai and 9.9% to Mr. and Mrs. Wang and 17.24% to the three other shareholders. And concurrently, Mr. Pai and Mr. and Mrs. Wang transferred all their equity interest in Plan Star, Ivanhoe, APT Investments and APT Management to APT Paper Group Limited. Following these transactions, APT Paper Group Limited became a 100% direct holding company of Plan Star, Ivanhoe, APT Investments and APT Management; and the Company and the group are 72.86% held by Mr. Pai, 9.9% held by Mr. and Mrs. Wang and the remaining 17.24% held by three third parties. These transactions for reorganization were accounted for as transactions among shareholders.

2.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies

Basis of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, impairment of assets and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. As of December 31, 2009 and 2008, all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality. With respect to trade receivables, in order to reduce its credit risk, the Company has adopted credit policies, which include the analysis of the financial position of its customers and a regular review of their credit limits.

During the reporting periods, customers representing 10% or more of the Company’s sales revenue are as follows :-

	Year ended December 31,
	2009	2008

Customer A	$1,600,899	$451,940
Customer B	566,832	2,785,784

	$2,167,731	$3,237,724

Details of customer representing 10% or more of the Company's trade receivables are :-

	As of December 31,
	2009	2008

Customer A	$1,024,274	$146,612

APT Paper Group Limited.

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents. As of December 31, 2009 and 2008, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and Hong Kong Dollar (“HKD”), which were placed with banks in the PRC and in Hong Kong. RMB is not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

Pledged deposit

Deposits in banks pledged as collateral for banking facilities (Note 8 (a)) and secured borrowings (Note 18) and restricted in use are classified as pledged deposits under current assets.

Allowance for doubtful accounts

The Company extends unsecured credit to customers ranging from 30 to 90 days in the normal course of business. The Company does not accrue interest on accounts receivable.

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of accounts receivable. A considerable amount of judgment is required in assessing the amount of the allowance. The Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial positions of the customers are to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting period, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Specific provision is made against trade receivables aged less than 1 year to the extent which they are considered to be doubtful. For those amounts identified as doubtful after assessment, the Company makes specific provision for these doubtful amounts. Bad debts are written off when identified.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company estimate the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand. Inventory quantities and expiry dates are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on the expiry dates and the Company’s forecast of future demand and market conditions.

No provision for excess or obsolete inventory was made for the years ended December 31, 2009 and 2008.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Operating leases

Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets are effectively retained by the lessors. Operating lease expenses are charged to the consolidated statement of operations and comprehensive income/(loss) on a straight-line basis over the period of the lease term.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives. The principal depreciation rates are as follows :-

	Useful life	Residual value

Buildings	20 years	10%
Plant and machinery	10 years	10%
Furniture, fixtures and equipment	5 years	10%
Motor vehicles	5 years	10%
Leasehold improvements	5 years	0%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Trademark and patents

Trademark and patents are stated at cost less accumulated amortization. Amortization is provided on a straight-line basis over their useful lives of 10 years granted from the relevant PRC authorities.

Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with ASC 360-10-45 “Impairment or Disposal of Long-Lived Assets” (previously SFAS No. 144). The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Revenue recognition

The Company generates revenue from sales of honeycomb paper products. Revenue from sales of the Company’s products in is recognized upon customer acceptance, which occur at the time of delivery to customer, provided persuasive evidence of an arrangement exists, such as signed sales contract, the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to its customers with no significant post-delivery obligation on our part, the sales price is fixed or determinable and collection is reasonably assured. We do not provide our customers with contractual rights of return for any of our products. When there is any significant post-delivery performance obligations exits, revenue is recognized only after such obligations are fulfilled. The Company evaluates the terms of sales agreement with its customer in order to determine whether any significant post-delivery performance obligations exist. Currently, the sales do not include any terms which may impose any significant post-delivery performance obligations to the Company.

Revenue from sales of the Company’s product represents the invoiced value of goods, net of the value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese VAT at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing the Company’s finished products.

Advertising and transportation expenses

Advertising and transportation costs are charged to expense as incurred.

Advertising expenses amounting to $5,776 and $4,198 for both years ended December 31, 2009, and 2008 respectively are included in selling expenses.

Transportation expenses amounting to $370,796 and $741,429 for both years ended December 31, 2009 and 2008 respectively are included in selling expenses.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to ASC 740 “Income Taxes” (previously SFAS No. 109). Under the asset and liability method of ASC740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Basic and diluted earnings / (loss) per share

The Company reports basic earnings / (loss) per share in accordance with ASC260 “Earnings Per Share” (previously SFAS No. 128). Basic earnings / (loss) per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Dividends

Dividends are recorded in Company’s financial statements in the period in which they are declared.

Comprehensive income / (loss)

The Company has adopted ASC220 “Comprehensive Income” (previously SFAS No. 130), which establishes standards for reporting and display of comprehensive income / (loss), its components and accumulated balances. Components of comprehensive income / (loss) include net income / (loss) and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is RMB which is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income/(loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income / (loss) but are included in accumulated other comprehensive income / (loss), a component of stockholders’ equity. There was no significant fluctuation in exchange rate for the conversion of RMB to United States dollars after the balance sheet date.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Fair value of financial instruments

The Company adopted ASC 820 (previously Statement of Financial Accounting Standards (“SFAS”) No. 157) on January 1, 2008. The adoption of ASC 820 did not materially impact the Company’s financial position, results of operations or cash flows.

ASC 820 requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which fair value option was not elected. Except for collateralized borrowings disclosed as below, the carrying amounts of the financial assets and liabilities approximate their fair values due to short maturities or the applicable interest rates approximate the current market rates :-

	As of December 31, 2009		As of December 31, 2008
	Carrying amount	Fair value	Carrying amount	Fair value

Bank borrowings	$3,463,245	$3,470,044	$1,636,830	$1,663,331
Unsecured interest-bearing loan	$246,001	$253,793	$319,351	$345,889
Financial obligations, sale-leaseback	$256,086	$258,387	$475,575	$483,445
Other loans from financial institutions	$779,187	$787,434	$810,825	$833,720

The fair values of the above borrowings are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Recently issued accounting pronouncements

FASB Accounting Standards Codification (Accounting Standards Update “ASU” 2009-1). In June 2009, the Financial Accounting Standard Board (“FASB”) approved its Accounting Standards Codification (“Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification is effective for interim or annual financial periods ending after September 15, 2009 and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification.

As a result of our implementation of the Codification, previous references to new accounting standards and literature are no longer applicable. We are providing reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

Noncontrolling Interests (Included in amended Topic ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements”, an amendment of ARB No. 51). The amended topic establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. We adopted the amended topic on January 1, 2009. The adoption of this amended topic has no material impact on the Company’s financial statements.

Business Combinations (Included in amended Topic ASC 805 “Business Combinations”, previously SFAS No. 141(R)). This ASC guidance addresses the accounting and disclosure for identifiable assets acquired, liabilities assumed, and noncontrolling interests in a business combination. The adoption of this amended topic has no material impact on the Company’s financial statements.

Intangibles-Goodwill and Other (Included in amended Topic ASC 350”, previously FASB staff position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets). The amended topic amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. The amended topic is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. The adoption of this amended topic has no material effect on the Company's financial statements.

Business Combinations (Included in amended Topic ASC 805, previously FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”). Amended topic ASC 805 amends the requirements for the provisions in FASB Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The amended topic eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria and instead carries forward most of the provisions for acquired contingencies. The amended topic is effective for contingent assets and contingent liabilities acquired in evaluating the impact. The management is in the process of evaluating the impact of adopting this amended topic on the Company’s financial statements.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

Fair Value Measurements and Disclosures (Included in amended Topic ASC 820, previously FSP No. 157-4, “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”.) The amended topic clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. The amended topic identifies factors to be considered when determining whether or not a market is inactive. The amended topic would be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The adoption of this amended topic has no material effect on the Company's financial statements.

Investments - Debt and Equity Securities - Overall - Transition and Open Effective Date Information (Included in amended Topic ASC 320, previously FASB Staff Position No. 115-2 and Statement of Financial Accounting Standards No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”). The amended topic amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to the credit and noncredit components of impaired debt securities that are not expected to be sold. In addition, increased disclosures are required for both debt and equity securities regarding expected cash flows, credit losses, and securities with unrealized losses. The adoption of this amended topic has no material impact on the Company’s financial statements.

Interim Disclosures about Fair Value of Financial Instruments (Included in amended Topic ASC 825 “Financial Instruments”, previously FSP SFAS No. 107-1). This guidance requires that the fair value disclosures required for all financial instruments be included in interim financial statements. This guidance also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods. The amended topic was effective for interim periods ending after September 15, 2009. The adoption of this amended topic has no material impact on the Company’s financial statements.

Subsequent Events (Included in amended Topic ASC 855 “Subsequent Events”, previously SFAS No. 165). The amended topic establishes accounting and disclosure requirements for subsequent events. The amended topic details the period after the balance sheet date during which we should evaluate events or transactions that occur for potential recognition or disclosure in the financial statements, the circumstances under which we should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. We adopted this amended topic effective June 1, 2009.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

Accounting for Transfers of Financial Assets (Included in amended Topic ASC 860 “Transfers and Servicing”, previously SFAS No. 166, “Accounting for Transfers of Financial Assets - an Amendment of FASB Statement No. 140.”). The amended topic addresses information a reporting entity provides in its financial statements about the transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. Also, the amended topic removes the concept of a qualifying special purpose entity, limits the circumstances in which a transferor derecognizes a portion or component of a financial asset, defines participating interest and enhances the information provided to financial statement users to provide greater transparency. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on the Company’s financial statements.

Consolidation of Variable Interest Entities - Amended (Included in amended Topic ASC 810 “Consolidation”, previously SFAS 167 “Amendments to FASB Interpretation No. 46(R)”). The amended topic require an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. The amended topic also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The amended topic is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010. The management is in the process of evaluating the impact of adopting this amended topic on the Company’s financial statements

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASC Update 2009-05”), an update to ASC 820, Fair Value Measurements and Disclosures. This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASC Update 2009-05. ASC Update 2009-05 became effective for the Company’s annual financial statements for the year ended December 31, 2009. The adoption of this ASU has no material impact on the Company’s financial statements.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Summary of significant accounting policies (cont’d)

Recently issued accounting pronouncements (cont’d)

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force.” This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASC update on the Company’s financial statements.

The FASB issued ASU-2010-09 (Topic 855) to amend guidance on subsequent events to remove the requirement for SEC filers (as defined in ASU 2010-09) to disclose the date through which an entity has evaluated subsequent events. This change alleviates potential conflicts with current SEC guidance. An SEC filer is still required to evaluate subsequent events through the date financial statements are issued, but disclosure of that date is no longer required. The amendments in ASU 2010-09 became effective upon issuance of the guidance.

4.	Other income

	Year ended December 31,
	2009	2008

Sales of scrap materials	$33,545	$77,754
Waiver of amount due to a director	-	202,657
Others	42,696	84,423

	$76,241	$364,834

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

5.	Finance costs

	Year ended December 31,
	2009	2008

Interest expense	$612,651	$278,409
Bank charges	4,899	61,011
Net exchange loss	3,930	91,460

	$621,480	$430,880

6.	Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and under the current laws of the Cayman Islands, is not subject to income taxes.

Hong Kong

Plan Star and Ivanhoe were incorporated in Hong Kong and subject to Hong Kong profits tax at the tax rate of 16.5%. No provision for Hong Kong profits tax has been made as Plan Star and Ivanhoe had no taxable income during the reporting periods.

BVI

APT Investments and APT Management were incorporated in the BVI and, under the current laws of the BVI, are not subject to income taxes.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

6.	Income taxes (cont’d)

PRC

Before 2008, Shenzhen Jinlong, Honilong, Shenzhen Jinli, Suzhou Eastern Sunrise and Qingdao Eastern Sunrise in the PRC were subject to Corporate Income Tax (“CIT”) at 27%, of which 24% was for national tax and 3% was for local tax, on the assessable profits. The PRC’s legislative body, the National People’s Congress, adopted the Unified CIT Law on March 16, 2007. This new tax law replaced the separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. However, there is a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new tax rate over a five year period beginning on the effective date of the Unified CIT Law. Enterprises that are currently entitled to exemptions for a fixed term will continue to enjoy such treatment until the exemption term expires. Preferential tax treatment will continue to be granted to industries and projects that qualify for such preferential treatments under the new tax law. As approved by the relevant tax authority in the PRC, Shenzhen Jinlong, Honilong, Shenzhen Jinli, Suzhou Eastern Sunrise and Qingdao Eastern Sunrise were entitled to two-year tax exemption from the first profit making calendar year of operations after offset of accumulated dedutiable losses, followed by a 50% tax reduction for the immediate next three calendar years (“tax holiday”).

Tax holiday of Qingdao Eastern Sunrise commenced in the fiscal year 2005. Accordingly, Qingdao Eastern Sunrise was subject to tax rate of 12.5% for 2007, 2008 and 2009.

Tax holiday of Suzhou Eastern Sunrise was deemed commenced in the fiscal year 2008. Accordingly, Suzhou Eastern Sunrise is exempt from tax for 2008 and 2009 and would be subject to tax rate of 12.5% for 2010, 2011, 2012.

Tax holiday of Shenzhen Jinlong, Honilong and Shenzhen Jinli had been expired and were subject to the unified tax rate of 25% since 2008.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

6.	Income taxes (cont’d)

In July 2006, the FASB issued ASC740 -10-25 (previously Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The Company adopted this ASC 740-10-25 on January 1, 2007. Under the Unified CIT Law which became effective on January 1, 2008, the Company may be deemed to be a resident enterprise by the PRC tax authorities. If the Company was deemed to be resident enterprise, the Company may be subject to the CIT at 25% on the worldwide taxable income and dividends paid from the PRC subsidiaries to their overseas holding companies may be exempted from 10% PRC withholding tax. Except for certain immaterial interest income from bank deposits placed with financial institutions outside the PRC, all of the Company’s income is generated from the PRC operation. Given the immaterial amount of income generated from outside the PRC and the PRC subsidiaries do not intend to pay dividends for the foreseeable future, the management considers that the impact arising from resident enterprise on the Company’s financial position is not significant. The management evaluated the Company’s tax positions and considered that no additional provision for uncertainty income taxes is necessary as of December 31, 2009.

The components of the tax expense/(credit) are :-

	Year ended December 31,
	2009	2008

Current taxes - PRC	$-	$6,568
Deferred taxes - PRC	(59,952)	(46,199)

	$(59,952)	$(39,631)

The effective income tax credit differs from the PRC statutory income tax rate of 25% for the year ended December 31, 2009 and 2008 in the PRC as follows :-

	Year ended December 31,
	2009	2008

Income tax credit at PRC statutory income tax rate of 25% in 2009 and 2008	$(694,084)	$(567,877)
Non-deductible items	248,183	348,670
Income not subject to tax	(28,575)	(68,826)
Movement in deferred tax resulting from a reduction of PRC enterprise income tax rate from 27% to 25%	-	(10,088)
Tax holiday	2,731	39,770
Allowance for tax loss impaired	411,793	218,720

	$(59,952)	$(39,631)

During the two years period ended December 31, 2009 and 2008, the aggregate amounts of benefit from tax holiday were $2,731 and $39,6770 respectively and had no material effects on loss per share.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

6.	Income taxes (cont’d)

PRC (cont’d)

Deferred tax assets / (liabilities) as of December 31, 2009 and 2008 are composed of the following :-

	As of December 31,
	2009	2008

PRC
Current deferred tax assets:
Allowance for doubtful debts	$54,975	$24,538
Accured liabilities	7,439	35,143

	$62,414	$59,681

Non-current deferred tax assets:
Tax losses	$808,739	$396,946
Allowance on deferred tax assets	(808,739)	(396,946)

	$-	$-

Non-current deferred tax liabilities:

Depreciation of property plants and equipment	$(23,485)	$(80,744)

The tax losses carried forward will be expired in five years. As utilization of such tax losses are in the future are not certain, full allowance was made.

7.	Loss per share

During the reporting period, the Company had no dilutive instruments. Accordingly, the basic and diluted loss per share are the same.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

8.	Pledged deposits

	As of December 31,
	2009	2008

Time deposit held as collateral for banking facilities (Note a)	$3,039	$3,000
Time deposit held as collateral for secured borrowings (Note 18)	-	36,674

	$3,039	$39,674

(a)	The Company is granted banking facilities from a bank for issuing L/C. The Company is required to deposit with such bank a time deposit in the equivalent amount of 20% of the said L/C value. As of December 31, 2009 and 2008, the Company had no outstanding L/C from such bank. An initial amount was required even though such L/C facilities were not utilized.

9.	Trade and bills receivables, net

	As of December 31,
	2009	2008

Trade receivables	$3,893,661	$4,169,501
Less : allowance for doubtful accounts	(600,375)	(380,325)

Trade receivables, net	3,293,286	3,789,176
Bills receivables	14,670	-

	$3,307,956	$3,789,176

An analysis of the allowance for doubtful accounts for the years ended December 31, 2009 and 2008 is as follows :-

	As of December 31,
	2009	2008

Balance at beginning of year	$380,325	$263,709
Addition of bad debt expense, Net	219,900	98,151
Translation adjustments	150	18,465

Balance at end of year	$600,375	$380,325

As of December 31, 2009, the amount of $1,129,590 of the Company’s trade receivables was pledged for other loan as disclosed in Note 21(a).

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

10.	Other receivables, prepayments and deposits

	As of December 31,
	2009	2008

Value added tax and other tax recoverable	$1,977	$61,049
Trade deposits paid to suppliers - Note (a)	40,554	28,712
Advances to staff for operating expenses	33,899	14,427
Other prepayments	56,401	37,899
Rental and other deposits	78,075	175,480
Other receivables	35,275	14,792
Advances to suppliers - Note (a)	61,358	61,358

	307,539	393,717
Less: allowance for doubtful accounts	(61,358)	(61,358)

	$246,181	$332,359

Note :-

(a)	The amounts are interest-free, unsecured and repayable on demand.

11.	Inventories

	As of December 31,
	2009	2008

Raw materials	$654,159	$691,221
Work-in-progress	350,645	300,923
Finished goods	531,733	453,079

	$1,536,537	$1,445,223

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

12.	Amounts due to related parties

The amounts are unsecured, interest free and repayable on demand.

13.	Property, plant and equipment

	As of December 31,
	2009	2008

Buildings (Note b)	$3,538,935	$3,538,935
Plant and machinery	8,182,373	8,074,824
Furniture, fixtures and equipment	266,453	266,118
Motor vehicles	442,591	427,108
Leasehold improvements	892,965	848,955

	13,323,317	13,155,940
Accumulated depreciation	(4,930,679)	(3,919,103)

Net	$8,392,638	$9,236,837

Notes :-

(a)	During the reporting periods, depreciation is included in :-

	Year ended December 31,
	2009	2008

Cost of sales	$866,062	$580,918
Administrative expenses	105,487	140,412
Selling expenses	55,761	53,124

	$1,027,310	$774,454

During the years ended December 31, 2009 and 2008, property, plant and equipment with carrying amounts of $3,623 and $33,098 were disposed of at considerations of $2,346 and $13,339 resulting in loss of $1,277 and $19,759 respectively.

(b) As of December 31, 2009 and 2008, buildings with net book value of $2,659,622 (Note 18(c)) and $2,784,944 (Note 18(b)) respectively were pledged for bank loans granted to the Company.

(c)	As of December 31, 2009 and 2008, property, plant and equipments with net book value of $351,575 and $431,772 respectively were held under sale-leaseback arrangement (Note 20).

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

14.	Intangible assets

	As of December 31,
	2009	2008

Trademark and patents – Note (a)	$19,558	$15,458
Accumulated amortization	(4,329)	(2,132)

	$15,229	$13,326

(a)	It mainly represents the registration of the trademark and the patents for production of the paper products.

During the two years ended December 31, 2009 and 2008 amortization charges were $2,197 and $1,633 respectively.

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year

2010	$2,359
2011	2,154
2012	2,154
2013	1,665
2014	1,665

$9,997

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

15.	Land use right

	As of December 31,
	2009	2008

Land use right	$1,195,986	$1,195,986
Accumulated amortization	(29,789)	(5,869)

	$1,166,197	$1,190,117

The Company obtained the right from the relevant PRC land authority for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Company are situated. The land use right was pledged to banks for the loans granted to the Company (Note 18 (b) and (c)).

During the years ended December 31, 2009 and 2008, amortization amounted to $23,903 and $5,869 respectively.

The estimated aggregate amortization expense for land use right for the five succeeding years is as follows :-

Year

2010	$23,903
2011	23,903
2012	23,903
2013	23,903
2014	23,903

$119,515

16.	Trade payables

Trade payables represent trade creditors on open account. They are interest free and unsecured. The normal credit term given by these suppliers ranges from 30 to 90 days.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

17.	Other payables and accrued expenses

	As of December 31,
	2009	2008

Interest payable	$32,333	$8,494
Other tax payable	8,768	16,755
Sales receipt in advance from customers	118,700	63,402
Salaries payable	448,746	291,010
Staff welfare payable – (Note (a))	41,306	47,575
Accrued expenses	656,510	825,121
Advances from third parties – (Note (b))	309,827	1,520,479
Others	58,052	44,353

	$1,674,242	$2,817,189

Note :-

(a)	Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances. All of which are third parties insurance and the insurance premiums are based on certain percentage of the salaries. The obligations of the Company are limited to those premiums contributed by the Company.

(b)	The advances are interest free, unsecured and repayable on demand.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

18.	Bank borrowings

	As of December 31,
	2009	2008
Collateralized short-term bank borrowings :
Taiwan Business Bank (Note a)	$301,860	$301,860
Shandong Agriculture Credit Bank (Note b)	-	1,026,900
Qingdao Bank (Note c)	2,934,000	-

	3,235,869	1,328,760

Uncollateralized short-term bank borrowing : Bank of Communications (Note d)	227,385	308,070

	$3,463,245	$1,636,830

Notes :-

a)	The loan bears interest at a fixed rate of 7.00% per annum.

As of December 31, 2009, the Company’s banking facilities granted by Taiwan Business Bank are composed of the following :-

		Amount
Facilities granted	Granted	utilized	Unused

Loan and L/C	$500,000	$301,860	$198,140

The above facilities were collateralized by the following :-

(i)	A time deposit in the equivalent amount of 20% of the said L/C value or ata minimum of RMB21,000 if no L/C facility has been utilized; and

(ii)        Unlimited guarantees executed by the shareholders of the Company, Mr. and Mrs. Wang and a third party, Mr. Chang Ting Jui.

During the reporting period, there was no covenant requirement under the banking facilities granted to the Company.

b)	Interest bearing at a fixed rate of 7.81% per annum, collateralized by land use right and buildings with net book values of $1,190,117 (Note 15) and $2,784,944 (Note 13 (b)) respectively as of December 31, 2008.

c)	Interest bearing at a fixed rate of 5.31% per annum, collateralized by land use right and buildings with net book values of $1,166,197 (Note 15) and $2,659,622 (Note 13 (b)) respectively as of December 31, 2009.

d)	Interest bearing at fixed rate of 5.41% and 6.11% per annum as of December 31, 2009 and December 31, 2008, respectively.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

19.	Unsecured interest-bearing loans

The amounts were borrowed from third parties with interest rates ranging from 8% to 12% per annum. As of December 31, 2009 and 2008, the Company’s outstanding interest-bearing loans were due as follows :-

	As of December 31,
	2009	2008

Repayable within one year	$246,001	$36,220
Repayable after one year but within two years	-	283,131

	$246,001	$319,351

20.	Financial obligations, sale-leaseback

In October 2007, the Company refinanced a batch of machineries under a sale-leaseback agreement. The machineries were sold at RMB3,581,000, and concurrently, the Company leased the machineries back for an aggregate amount of RMB3,581,000, and payable in periodic installments through October 2010. Amoung the selling price of RMB3,581,000, RMB3,000,000 was received in cash, and the remaining RMB581,000 was treated as an non-interest bearing deposit held by the lesser to be applied to the future lease payments. The transaction has been accounted for as a financing arrangement, wherein the machineries remains on the Company’s books and continue to be depreciated. A financial obligation in the amount of RMB3,000,000 , representing the net proceeds from the arrangement has been recorded under Financial obligations, sale-leaseback in the Company’s balance sheets, and it being reduced based on lease payments under the financial obligation. As of December 31, 2009 and 2008, the Company’s financial obligations on the sales-leaseback arrangement are composed of the following :-

	As of December 31,
	2009	2008

Repayable within one year	$225,681	$219,489
Repayable after one year but within two years	30,405	225,681
Repayable after two years but within three years	-	30,405

	$256,086	$475,575

As of December 31, 2009 and 2008, property, plant and equipments with net book value of $351,575 and $431,772 respectively were held under sale-leaseback arrangement (Note 13(c)).

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

21.	Other loans from financial institutions

As of December 31, 2009 and 2008, the Company’s other loans from financial institutions were composed of the followings: -

	As of December 31,
	2009	2008

Collateralized, repayable within one year (Note (a))	$705,781	$-
Uncollateralised, repayable within one year (Note (b))	73,406	737,419

	779,187	737,419
Uncollateralized, repayable after one year but within two years (Note (b))	-	73,406

	$779,187	$810,825

Notes :-

a)	The loan bears interest rate at 6.87% per annum and is collateralized by trade receivables amounted to $1,129,590 (Note 9).

b)	These loans bears interest at 7.875% per annum and are unsecured.

22.	Common stock

The Company was incorporated in the Cayman Islands on January 16, 2009 as a limited liability company with authorized capital of $40,000,000, divided into 200,000,000 common shares of $0.2 par value each. The issued share capital of the Company is $26,788,006 divided into 133,940,030 shares of $0.2 par value each.

The common stock presented in these consolidated financial statements, representing the issued share capital of the Company, reflects the Reorganization of the Company as if the current group structure had been in existence and as if the common stock were in issue throughout the reporting period.

23.	Statutory surplus reserve

In accordance with the relevant laws and regulations of the PRC, the Company’s subsidiaries in the PRC are required to set aside each year at least 10% of their after-tax net profit, if any, to fund the statutory reserve until the balance of the reserve reaches 50% of their respective registered capital. The statutory reserve is not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

24.	Defined contribution plan

Pursuant to the relevant PRC regulations, the Company is required to make contributions at the rates of 7% to 15% of employees’ salaries and wages to a defined contribution retirement scheme organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company’s employees in the PRC. The only obligation of the Company with respect to the retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the consolidated statements of operations as incurred. The Company contributed $112,072 and $115,857 for the years ended December 31, 2009 and 2008 respectively.

25.	Commitments and contingencies

(a)	Capital commitments

As of December 31, 2009 and 2008, the Company had no capital commitments contracted.

(b)	Operating lease commitment

As of December 31, 2009 and 2008, the Company had outstanding commitments of $324,814 for both years under a cancelable operating lease.

The rental expenses related to the operating lease were $652,676 and $700,353 for the years ended December 31, 2009 and 2008 respectively.

APT Paper Group Limited

Notes to Consolidated Financial Statements

(Stated in US dollars)

26.	Going Concern

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as going concern. However, as of December 31, 2009 and 2008, the company had a net current liabilities of $3,496,307 and $991,703 respectively, and is dependent on various bank borrowings.

Recovery of the Company’s asset is dependent upon future events, the outcome of which is indeterminable. Successful completion of the Company’s reorganization plan and management plans to seek additional capital by inviting potential investors will effectively allocate the Company’s resources or provide additional resources to fund the ongoing operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recoded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

27.	Segment information

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company is solely engaged in the manufacture, marketing, sale and distribution of honeycomb paper products. Since the nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar, management considers they are as a single reportable segment under ASC 280, “Segment Reporting”, (previously SFAS 131), “Disclosures about Segments of an Enterprise and Related Information”.

All of the Company’s long-lived assets are located in the PRC. Geographic information about the revenues, which are classified that over 90% of the Company’s customers are from the PRC.

28.	Related party transactions

Apart from transaction as disclosed in Notes 4, 12 and 18(a) to the consolidated financial statements, during the two years in the period ended December 31, 2009, there were no other related party transactions.

29.	Post balance sheet event

On January 27, 2010, the Reorganization as detailed in Note 1(c) was completed.

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